Exhibit 99.1

IMMEDIATE RELEASE	December 12, 2011

Neoprobe Licenses AstraZeneca Imaging Agent for Amyloid Detection to
Aid Diagnosis of Alzheimer’s Disease

Dublin, Ohio – December 12, 2011 – Neoprobe Corporation (NYSE Amex: NEOP) today announced that it has in-licensed the worldwide exclusive rights from AstraZeneca to the late-stage radiopharmaceutical imaging candidate, AZD4694, for aiding the diagnosis of Alzheimer’s disease (AD).

AZD4694 is a Fluorine-18 labeled precision radiopharmaceutical candidate for use in the imaging and evaluation of patients with signs or symptoms of cognitive impairment such as AD.  It binds to Beta-amyloid deposits in the brain that can then be imaged in positron emission tomography (PET) scans.  Amyloid plaque pathology is a required feature of AD diagnosis and the presence of amyloid pathology is a supportive feature for diagnosis of probable AD.  Patients who are negative for amyloid pathology do not have AD.

Clinical studies in more than 70 patients suggest that AZD4694 has the ability to image patients quickly and safely with high sensitivity.   Importantly, AZD4694 exhibits low background and white matter uptake, thereby providing clear images of Beta-amyloid deposits. Neoprobe intends to initiate a Phase III clinical program in early 2013, while simultaneously building the requisite safety and training database.  Patents and patent applications filed around the world related to AZD4694 are effective until 2028.

“To gain the recognition of AstraZeneca through a rigorous licensing process and secure such a promising late-stage imaging asset is a strong endorsement of our development capability and focus,” commented Neoprobe’s Executive Vice President and Chief Business Officer, Thomas Tulip, Ph.D.  “We believe AZD4694 has a compelling global commercial outlook and should beneficially facilitate development of more effective disease-modifying therapies for Alzheimer´s disease.  This potentially powerful second-generation agent with apparent best-in-class properties has demonstrated strong performance attributes.  We believe AZD4694 imaging may be quite useful as an adjunct measure in the diagnosis of this large, growing disease and may allow patients to seek earlier, and therefore potentially more effective, treatment options.”

“The discovery and development of new treatments for Alzheimer’s disease is a top priority for AstraZeneca.   This alliance couples Neoprobe’s expertise in diagnostic imaging with our own expertise in the discovery and development of innovative medicines, and will further expand our ability to evaluate new treatments for Alzheimer’s disease in the future,” said Christer Köhler, Vice President and Head of CNS & Pain Innovative Medicines at AstraZeneca.

NEOPROBE CORPORATION
ADD - 2

 “New Alzheimer’s disease imaging agents are potentially powerful tools in aiding the diagnosis of AD and evaluation of new drugs aiming to modify amyloid plaque levels and possibly alter disease progression. Having worked in the development of first-generation agents, early data suggests that AZD4694 may have imaging performance and convenience attributes making it a best-in-class prospect for accurate and earlier disease definition,” said Dr. Kenneth Marek, Chief Executive Officer and Co-Founder of Molecular NeuroImaging (MNI).  MNI is a world leader in neuroscience and radiopharmaceutical imaging for the diagnosis and monitoring of neurological and neuropsychiatric disorders.  MNI will be a key collaborator with Neoprobe in the clinical development of AZD4694.

Financial terms of the in-licensing agreement include an upfront payment of $5 million to AstraZeneca and a series of contingent milestone payments including up to $6.5 million in potential payments based on the achievement of clinical development and regulatory filing milestones and up to additional $11 million due following the receipt of regulatory approvals and  the initiation of commercial sales.  In addition, Neoprobe will pay AstraZeneca royalties on net sales of the approved product.  AstraZeneca retains the right to use AZD4694 in clinical trials to support development of potential treatments for Alzheimer’s disease.

“Licensing this important asset is consistent with the growth strategy to build out our precision radiopharmaceutical pipeline and transform Neoprobe into a leader in the development and commercialization of targeted diagnostic agents,” stated Dr. Mark Pykett, Neoprobe’s President and CEO. “We are encouraged to have secured a high-quality, late-stage asset from a world-class partner for a large and growing disease in a patient community with significant unmet medical need.  We are pleased to have structured an agreement for an asset that we believe will return substantial value to our shareholders and where a significant part of the future compensation is based on the product’s approval and ultimately product sales.  We look forward to collaborating with AstraZeneca on the progress of this agent and assisting them in the development of their Alzheimer’s disease therapeutics.”

Neoprobe’s President and CEO, Dr. Mark Pykett, Executive Vice President and CBO, Dr. Thomas Tulip, and Senior Vice President and CFO, Brent Larson, will discuss the license transaction during a conference call with the investment community scheduled for tomorrow morning, December 13, 2011 at 8:30 AM EST.  The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:

Date:	Dec. 13, 2011	Available until:	Dec. 27, 2011

Time:	8:30 AM ET	Toll-free (U.S.) Dial in # :	(877) 660-6853

		International Dial in # :	(201) 612-7415

Toll-free (U.S.) Dial in #:	(877) 407-8033

International Dial in #:	(201) 689-8033	Replay passcode:

		Account #:	286

		Conference ID #:	384608

NEOPROBE CORPORATION
ADD - 3

About Alzheimer’s
Alzheimer’s disease (AD) is a progressive and fatal neurodegenerative disease which affects a person’s memory and ability to learn, reason, communicate and carry out daily activities. Increasing age is the greatest risk factor for AD and there is no prevention or cure. The World Health Organization estimates that Alzheimer’s disease affects over 24,000,000 people worldwide. Currently in the U.S. alone, there are over 5 million Alzheimer’s patients with estimates that by 2050, as many as 16 million Americans could have the disease according to the Alzheimer’s Association.  Among the brain changes believed to contribute to the development of Alzheimer’s are the accumulation of the protein beta-amyloid outside nerve cells (neurons) in the brain and the accumulation of the protein tau inside neurons.  Approximately 75 to 100 experimental therapies aimed at diagnosing, slowing or stopping the progression of Alzheimer’s are now in human clinical trials.

About AstraZeneca
AstraZeneca is a global, innovation-driven biopharmaceutical business with a primary focus on the discovery, development and commercialisation of prescription medicines for gastrointestinal, cardiovascular, neuroscience, respiratory and inflammation, oncology and infectious disease. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

About Neoprobe
Neoprobe Corporation (NYSE Amex: NEOP) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Neoprobe is actively developing three radiopharmaceutical agent platforms – Lymphoseek®, AZD4694 and RIGScanTM CR – to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making and ultimately patient care. Neoprobe’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.neoprobe.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Neoprobe Corporation – Brent Larson, Sr. VP & CFO – (614) 822-2330

###